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Exhibit 5.8

CONSENT OF EXPERT

        In connection with the Registration Statement on Form F-10, I, Gary H. Giroux, on behalf of Giroux Consultants Ltd. ("GCL"), hereby consent to the use of GCL's name in connection with references to GCL's involvement in the preparation of a technical reports entitled "Report on the Los Filos Deposit Guerrero, Mexico" dated September 2003 (the "Technical Report") and to references to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

GIROUX CONSULTANTS LTD.
By:	/s/ GARY H. GIROUX
Name:	Gary H. Giroux
Date:	March 21, 2006

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CONSENT OF EXPERT